UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)
                                 March 15, 1996



                          AMERICAN EXPLORATION COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


                                     0-11871
                            (Commission File Number)


             DELAWARE                                         74-2086890
   (State or Other Jurisdiction of                         (I.R.S. Employer
    Incorporation or Organization)                        Identification No.)


      1331 LAMAR, SUITE 900
         HOUSTON, TEXAS                                          77010
(Address of Principal Executive Offices)                       (Zip Code)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 756-6000


                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)


ITEM 2.  ACQUISITION OF ASSETS

         On March 15, 1996, the Company, together with Dominion Reserves, Inc., acquired interests in five offshore blocks in the Gulf of Mexico from a private company for a purchase price of approximately $56.0 million. American owns 25% of the acquired interests. American's share of the purchase price was funded through $14.0 million in borrowings under its bank credit facility.

         These blocks have estimated proved reserves, net to American's acquired interest, of 11.3 Bcf of natural gas and 600 MBbls of crude oil. American will operate the High Island 45, East Cameron 129 and South Marsh Island 133 blocks which together represent 97% of the total proved reserves acquired. The developed properties, which comprise 73% of proved reserves, are currently producing approximately 5.6 MMcf of gas and 700 Bbls of crude oil per day, net to American's acquired interest.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         Financial Statements

         (a)   Financial Statements of Businesses Acquired

               Financial statements are not available at this time and will be filed within 60 days of the date of filing this report.

         (b)   Pro Forma Financial Information

               Pro forma financial information is not available at this time and will be filed within 60 days of the date of filing this report.

         (c)   Exhibits

               10(a) Purchase and Sale Agreement, dated March 15, 1996, by and among American Exploration Company and Dominion Resources, Inc., collectively as buyers, and a private company, as Seller.

               99(a) American Exploration Company and Dominion Resources, Inc. News Release on the agreement to purchase five offshore blocks in the Gulf of Mexico from a private company.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          AMERICAN EXPLORATION COMPANY



Dated:  March 15, 1996                      By:/S/ CINDY L. GEROW
                                                   Cindy L. Gerow
                                                   Controller